Exhibit 10.24

AGREEMENT OF SETTLEMENT OF CLASS ACTIONS

This Agreement of Settlement of Class Actions (“Agreement”) is entered into between plaintiffs Deanna O’Neill, Victoria Sordelet, and Frederick Trunik (“plaintiffs”), individually and as class representatives on behalf of all members of the classes in Deanna O’Neill, et al. v. Vicorp Restaurants, Inc., Los Angeles County Superior Court Case No. BC 304 354 (the “O’Neill Action”) and Victoria Sordelet, et al. v. Vicorp Restaurants Inc., Los Angeles County Superior Court Case No. 315 905 (the “Sordelet Action”) (collectively, the “Class”), on the one hand, and defendant Vicorp Restaurants, Inc. (“Vicorp”), on the other hand.

I.

SETTLEMENT FUND

A.                                   Vicorp shall pay a maximum of Six Million Five Hundred Fifty Thousand Dollars ($6,550,000) (the “Settlement Fund”) in settlement of the O’Neill Action and the Sordelet Action.

B.                                     Within five (5) business days after the “Effective Date,” as defined below, and as checks are presented for payment, Vicorp shall wire transfer amounts payable from the Settlement Fund, less any advances made by Vicorp pursuant to Section IX(A)(1), to Rust Consulting, Inc. (“Claims Administrator”) as trustee for the interested parties.

C.                                     Payments to the Class shall be disbursed on a claims-made basis and shall be allocated according to (1) workers’ compensation deductions made on the bonus claim and/or (2) the number of weeks worked by each employee over the entire number of weeks in the applicable class period.

II.

CERTIFICATION OF “THE CLASS” FOR SETTLEMENT PURPOSES
ONLY, CLAIMS SETTLED AND CLAIMS PERIODS COVERED

A.                                   This Agreement is contingent upon the approval and certification by the Los Angeles County Superior Court (the “Court”), for settlement purposes only, of the Class consisting of the following subclasses:

1.                                       All persons who, at any time during the period October 16, 1999, to January 31, 2005, worked for Vicorp as hourly, non-exempt in-restaurant employees, including of servers, hosts or hostesses, cashiers, cooks, bussers, supervisors and/or dishwashers at any California Bakers Square restaurant and who were allegedly deprived of meal periods (the “Hourly Meal Period Subclass”);

2.                                       All persons who, at any time during the period May 10, 2001, to January 31, 2005, worked for Vicorp Restaurants, Inc. as hourly, non-exempt in-restaurant employees, including servers, hosts or hostesses, cashiers, cooks, bussers, supervisors and/or dishwashers at any California Bakers Square restaurant and who were allegedly deprived of rest periods (the “Hourly Rest Period Subclass”);

3.                                       All restaurant managers and associate managers employed by Vicorp in California at any time during the period October 16, 1999, to January 31, 2005, whose bonuses were allegedly reduced due to store losses or operational expenses beyond their control, including without limitation workers’ compensation expenses, workers’ compensation claims, cash shortages, merchandise shortages, tort claims by non-employees, store remodeling, and other losses or expenses (“the Bonus Subclass”); and

4.                                       All restaurant general managers, associate managers, and assistant managers employed by Vicorp in California at any time during the period May 10, 2001, to January 31, 2005, who claim that their job status was misclassified as exempt when, in fact, they were entitled to overtime and rest and meal periods that otherwise should have been available to hourly non-exempt employees (the “Misclassification Subclass”).

B.                                     Vicorp expressly reserves its right to continue to assert that this case is not appropriate for certification as a class action if, for any reason, this Agreement is not consummated.

III.

APPOINTMENT OF CLASS COUNSEL

The Court shall appoint Thomas A. Kearney, Esq., Paul Alvarez, Esq. and Kearney Alvarez LLP as Class Counsel.

IV.

CLASS NOTICE AND CLAIM FORM

A.                                   Class members may be members of one or all Subclasses, and will be entitled to their share of the amount allocated to each applicable Subclass if they submit a timely and valid claim form.

B.                                     Within ten (10) days of entry of the Order for Preliminary Approval, Vicorp shall provide the Claims Administrator and Class Counsel, in electronic form, a database that contains the last known name, address, social security number, job code, and employment dates for all

Class members, for notification and to distribute the Settlement Fund.  Vicorp shall cooperate and provide any additional information the Claims Administrator may reasonably request to give notice and administer the Settlement Fund.

C.                                     Within twenty-five (25) days after entry of the Order for Preliminary Approval, the Claims Administrator shall mail notice to the Class, using the applicable notice(s) attached hereto as Exhibit “A” (“Notice”).

V.

SETTLEMENT APPROVAL PROCEDURES

The Court, pursuant to California Rule of Court 1859(c), must preliminarily approve the settlement (the “Order for Preliminary Approval”), in substantially the form and content of Exhibit “B” hereto, on or before March 14, 2005.

VI.

THE EFFECTIVE DATE

This Agreement will become final and effective (the “Effective Date”) on the occurrence of all of the following events:

A.                                   Entry of the Order for Preliminary Approval.

B.                                     Class Counsel filing, at or before the hearing for final approval of the settlement, a declaration from the Claims Administrator testifying that (1) Notice to the Class has been sent in accordance with the Order for Preliminary Approval; (2) reporting on the number of returned initial Notices; (3) reporting on additional efforts to trace undeliverable Notices; and (4) providing the result of the follow-up.

C.                                     Entry of the Final Judgment and Order of Dismissal (“Judgment”) attached hereto as Exhibit “C.”

D.                                    The Judgment becomes final, which shall mean: (1) if a timely notice of appeal is not filed, the expiration of the time for appeal after service of notice of entry of judgment on the Class representative and all Class members who filed objections and who did not opt-out; or (2) if a timely notice of appeal is filed, the day after the Judgment is affirmed, or the appeal or review is dismissed or denied, and the Judgment is no longer subject to judicial review or other challenge.

VII.

EFFECT OF NON-APPROVAL OR FAILURE OF THE EFFECTIVE DATE TO OCCUR

If the events specified in Sections V and VI do not occur, this Agreement shall be void.  In that event, nothing in this Agreement shall be construed as a determination, admission, or concession of any issue in the litigation; the Settling Parties expressly reserve their rights with respect to the prosecution and defense of the litigation as if this Agreement never existed.

VIII.

ATTORNEYS’ FEES AND REIMBURSEMENT OF COSTS AND EXPENSES

A.                                   Vicorp agrees that counsel for the Class are entitled to an award of attorneys’ fees, costs, and expenses.  Vicorp acknowledges that plaintiffs and the Class have a claim for attorneys’ fees, costs and expenses pursuant to California Labor Code Sections 218.5 and 1194 and California Code of Civil Procedure Sections 1021.5 and 1032.  However, the claim for attorneys’ fees, costs, and expenses has been settled in this Agreement.

B.                                     Vicorp agrees not to dispute that the Settlement Fund is a “Common Fund” as defined in The Boeing Company v. Van Gemert (1980) 444 U.S. 472, inasmuch as each member of the Class will have an undisputed and mathematically ascertainable part of a lump-sum judgment recovered on his or her behalf.  Vicorp understands that Class Counsel will apply to the Court for an award of attorneys’ fees, costs, and expenses to be scheduled for determination at the hearing for final approval of this settlement.  Vicorp will not oppose Class Counsel’s application for attorneys’ fees of up to and including thirty-three and one-third percent (33.33%) of the Settlement Fund, or Two Million, One Hundred Sixty-Six Thousand, Four Hundred and Fifty Dollars ($2,166,450) and for reimbursement of costs up to Thirty-Six Thousand Dollars ($36,000).

C.                                     Class Counsel’s application for attorneys’ fees, costs, and expenses is not part of this Agreement and is to be considered separately from the Court’s consideration of the fairness, reasonableness, adequacy, and good faith of the settlement.  Any proceedings related to Class Counsel’s application for attorneys’ fees, costs, and/or expenses shall not terminate or cancel the Agreement, or affect the finality of the Judgment approving the Agreement and the settlement of the O’Neill Action and the Sordelet Action.  Any reduction by the Court of the attorneys’ fees, costs, and expenses sought by Class Counsel will not serve to enlarge the Settlement Fund, but will simply revert back to Vicorp.

D.                                    Within five (5) business days after the “Effective Date,” Vicorp shall wire transfer to a bank account directed by Class Counsel all attorneys’ fees, costs and expenses approved by the Court pursuant to this Agreement.

IX.

PLAN OF ALLOCATION AND DISTRIBUTION OF THE SETTLEMENT FUND

A.                                   The Settlement Fund shall be allocated as follows:

1.                                       The costs and expenses of claims administration.  Vicorp shall advance any costs of notice and administration reasonably requested by the Claims Administrator.  All such advances shall be deemed a deposit to the

Settlement Fund.  If the settlement is not consummated, Vicorp shall not be entitled to reimbursement of advances from plaintiffs, the Class, or Class Counsel.

2.                                       Ten Thousand Dollars ($10,000) each to Class representatives Deanna O’Neill, Victoria Sordelet, and Frederick Trunik, as reasonable compensation in recognition of their time and effort in initiating and prosecuting the case against Vicorp, as may be approved by the Court.  The payment to each Class representative is in addition to any amount each may receive as a member of the Class.

3.                                       Attorneys’ fees of one-third (33.33%) and costs and expenses of Class Counsel, as may be approved by the Court.

4.                                       The Net Distributable Amount, as explained in Section IX (B) below.

5.                                       Any part of the Settlement Fund that remains unclaimed or returned twelve (12) months after the date Notice is first mailed to the Class, shall be paid to Vicorp.  Neither plaintiffs, the Class, nor any government or public entity shall have any right to such unclaimed or returned amounts under the unclaimed property laws of California or Colorado or any other legal or equitable theory.

B.                                     Allocation of the Net Distributable Amount.

The Net Distributable Amount shall be defined as the Settlement Fund, less the costs and expenses of administration and any advances to the Claims Administrator, the separate compensation of Class representatives, attorneys’ fees (33.33%), costs, and expenses of Class Counsel, all as set forth in Section IX(A)(1)-(3), and all employers payroll taxes attributable to the amounts claimed.  The Net Distributable Amount shall be allocated and disbursed on a claims-made basis, for all Allowed Class Member Claims (as defined in Section XI(B) below), to the Class as follows:

1.                                       The Hourly Meal Period Subclass.

a.                                       23% of the Net Distributable Amount (the “Hourly Meal Period Subclass Payout”) will be allocated to the Hourly Meal Period Subclass.

b.                                      Each member of the Hourly Meal Period Subclass shall be eligible for that portion of the Hourly Meal Period Subclass Payout calculated by the total number of weeks worked by that member from October 16, 1999, to January 31, 2005, divided by the total number of weeks worked by all members of the Hourly Meal Period Subclass from October 16, 1999, to January 31, 2005 (before any opt-outs).  The resulting fraction shall then be multiplied by the Hourly Meal Period Subclass Payout to determine the amount to be paid to that person.

2.                                       The Hourly Rest Period Subclass.

a.                                       7% of the Net Distributable Amount (the “Hourly Rest Period Subclass Payout”) will be allocated to the Hourly Rest Period Subclass.

b.                                      Each member of the Hourly Rest Period Subclass shall be eligible for that portion of the Hourly Rest Period Subclass Payout calculated by the total number of weeks worked by that member from May 10, 2001, to January 31, 2005, divided by the total number of weeks worked by all members of the Hourly Rest Period Subclass from May 10, 2001, to January 31, 2005 (before any opt-outs).  The resulting fraction shall then be multiplied by the Hourly Rest Period Subclass Payout to determine the amount to be paid to that person.

3.                                       The Bonus Subclass.

a.                                       13% of the Net Distributable Amount (the “Bonus Subclass Payout”) will be allocated to the Bonus Subclass.

b.                                      Each member of the Bonus Subclass shall be eligible for that portion of the Bonus Subclass Payout that is based on Vicorp’s recalculation of the bonus to which the member would have been entitled, had workers’ compensation expenses previously deducted in determining the member’s bonus from October 16, 1999, to January 31, 2005, not been deducted.  Vicorp’s recalculation will identify an outstanding bonus amount for each member.  The member’s outstanding bonus amount shall be divided by $553,000.  The resulting percentage shall then be multiplied by the Bonus Subclass Payout to determine the amount to be paid to that person.

4.                                       The Misclassification Subclass:

a.                                       57% of the Net Distributable Amount (the “Misclassification Subclass Payout”) will be allocated to the Misclassification Subclass as follows: 1) 40% to the restaurant general managers; 2)

47% to the associate managers; and 3) 13% to the assistant managers.

b.                                      Each restaurant manager member of the Misclassification Subclass shall be eligible for that portion of the Misclassification Subclass payout allocated to restaurant managers calculated by the total number of weeks worked by that member from May 10, 2001, to January 31, 2005, divided by the total number of weeks worked by all restaurant managers from May 2001, to January 31, 2005 (before any opt-outs).  The resulting fraction shall then be multiplied by the Misclassification Subclass Payout allocated to the restaurant managers to determine the amount to be paid to that person.

c.                                       Each associate manager member of the Misclassification Subclass shall be eligible for that portion of the Misclassification Subclass payout allocated to associate managers calculated by the total number of weeks worked by that member from May 10, 2001, to January 31, 2005, divided by the total number of weeks worked by all associate managers from May 10, 2001, to January 31, 2005 (before any opt-outs).  The resulting fraction shall then be multiplied by the Misclassification Subclass Payout allocated to the associate managers to determine the amount to be paid to that person.

d.                                      Each assistant manager member of the Misclassification Subclass shall be eligible for that portion of the Misclassification Subclass payout allocated to assistant managers calculated by the total number of weeks worked by that member from May 10, 2001, to January 31, 2005, divided by the total number of weeks worked by all assistant managers from May 10, 2001, to January 31, 2005 (before any opt-outs).  The resulting fraction shall then be multiplied by the Misclassification Subclass Payout allocated to the assistant managers to determine the amount to be paid to that person.

C.                                     Time for Payment by Claims Administrator.

1.                                       The Claims Administrator shall make the settlement payments described in Paragraphs IX(A)(l)-(4) as soon as practicable after the Effective Date and as checks are presented for payment or other demand for payment properly is made, but no later than five (5) business days after presentment or proper demand.

2.                                       The Claims Administrator shall remit all payroll taxes deducted from each Allowed and paid Class Member Claim, along with appropriate documentation, to the applicable taxing agencies in accordance with applicable laws and regulations.

3.                                       The Claims Administrator shall make the payment provided for in Section IX(A)(5) as soon as reasonably practicable following the passage of twelve (12) months from the date Notice is first mailed to the Class.

X.

REQUEST FOR EXCLUSION

A.                                   No person who has timely elected to be excluded from the Class, as provided for in the Notice, shall share in the distribution of the Settlement Fund.

B.                                     No later than fourteen (14) days prior to the hearing for final approval as set forth in the Notice, the Claims Administrator shall provide Class Counsel and Vicorp’s counsel with a declaration identifying those persons who have timely elected to be excluded from the Class.

XI.

PROCESSING AND PAYMENT OF ALLOWED CLASS MEMBER CLAIMS

A.                                   The Notice sent to each Class member shall be accompanied by a separate Claim Form and Request for Information (“Claim Form”) attached hereto as Exhibit “D”.

B.                                     Each Class Member who has timely submitted a Claim Form and who has not timely requested to be excluded from the Class, shall have an allowed Class member claim, in such amount as the Claims Administrator shall calculate (the “Allowed Class Member Claim”).

C.                                     The check in payment of each Allowed Class Member Claim shall contain the following endorsement which will document the release by every Class member of all Released Claims against Vicorp.

“Negotiation of this check shall confirm that the payee has released Vicorp according to the Release contained in the Agreement of Settlement of Class Actions made as of March 3, 2005.”

D.                                    Counsel shall work with the Claims Administrator to resolve any questions concerning the weeks worked by any Class member and the amount of his or her Allowed Class Member Claim.

XII.

ACCOUNTING AND FINAL REPORT TO THE COURT

A.                                   Three (3) months after the Effective Date, the Claims Administrator shall provide Class Settlement counsel and Vicorp’s counsel with an accounting in an Interim Report.

B.                                     Fifteen (15) months after Notice is first mailed to the Class, the Claims Administrator shall make a Final Accounting and Report to Class Counsel and Vicorp’s counsel.

XIII.

GENERAL RELEASE OF VICORP

A.                                   Hourly Meal Period Subclass.

In exchange for the consideration recited in this Agreement, all members of the Hourly Meal Period Subclass (excluding any who may have opted out), on behalf of themselves and on behalf of all who claim by or through them or in their stead, do hereby and forever release, acquit, discharge and covenant not to sue Vicorp (which is defined to include its past, present and future attorneys, divisions, affiliates, predecessors, successors, owners, shareholders, officers, directors, employees, agents, trustees, representatives, administrators, fiduciaries, assigns, subrogees, executors, partners, parents, subsidiaries, and privies) for any and all actions, causes of action, suits, claims, liens, demands, damages, controversies and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common law, statutory, federal, state or otherwise) whether known or unknown, suspected, anticipated or unanticipated, which the Hourly Meal Period Subclass has, ever had, or hereafter may claim to have, against Vicorp which were alleged, or which arise out of or relate to the claims, actions or causes of action, or facts, which were alleged, or might have been alleged, by the Hourly Meal Period Subclass in the O’Neill Action due to alleged failure to provide meal periods between

October 16, 1999, and January 31, 2005.  Such released claims include without limitation, for the specified time period, all claims for violation of any state or federal statute, regulation, rule or California Industrial Welfare Commission Wage Order concerning failure to provide meal periods and all claims for unpaid wages, damages, penalties, and payments of any other amounts due to such failure (including but not limited to California Labor Code Sections 201, 202, 204, 226, 512, 1174, and 1194, California Industrial Welfare Commission Wage Order 5-1989, 5-1998, 5-2000, and 5-2001, as amended, and the Fair Labor Standards Act; unfair business practices under California Business and Professions Code Section 17200, et seq.; claims for overtime relating to failure to provide meal periods; penalties under California Labor Code Sections 226.7 and 2699, and California Industrial Welfare Commission Wage Order 5-1989, 5-1998, 5-2000, and 5-2001, as amended; waiting time penalties under California Labor Code Section 203; attorneys’ fees, costs, and expenses, and interest under California Labor Code Sections 218.5, 218.6, 1194, California Code of Civil Procedure Sections 1021.5 and 1032, and California Civil Code Sections 3287 and 3289; claims for punitive or exemplary damages; and all other claims for damages, penalties, restitution, attorneys’ fees, costs, expenses and interest relating in any way to meal period violations).  This release does not cover claims after January 31, 2005.

B.                                     Hourly Rest Period Subclass.

In exchange for the consideration recited in this Agreement, all members of the Hourly Rest Period Subclass (excluding any who may have opted out), on behalf of themselves and on behalf of all who claim by or through them or in their stead, do hereby and forever release, acquit, discharge and covenant not to sue Vicorp (which is defined to include its past, present and future attorneys, divisions, affiliates, predecessors, successors, owners, shareholders, officers, directors, employees, agents, trustees, representatives, administrators, fiduciaries, assigns, subrogees, executors, partners, parents, subsidiaries, and privies) for any and all actions, causes of action, suits, claims, liens, demands, damages, controversies and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common law, statutory, federal, state or otherwise) whether known or unknown, suspected, anticipated or unanticipated, which the Hourly Rest Period Subclass has, ever had, or hereafter may claim to have, against Vicorp which were alleged, or which arise out of or relate to the claims, actions or causes of action, or facts, which were alleged, or might have been alleged, by the Hourly Rest Period Subclass in the O’Neill Action due to alleged failure to provide rest periods between May 10, 2001, and January 31, 2005.  Such released claims include without limitation, for the specified time period, all claims for violation of any state or federal statute, regulation, rule or California Industrial Welfare Commission Wage Order concerning failure to provide rest periods and all claims for unpaid wages, damages, penalties, and payments of any other amounts due to such failure (including but not limited to California Labor Code Sections 201, 202, 204, 226, 512, 1174, and 1194, California Industrial Welfare Commission Wage Order 5-1989, 5-1998, 5-2000, and 5-2001, as amended, and the Fair Labor Standards Act; unfair business practices under California Business and Professions Code Section 17200, et seq.; claims for overtime relating to failure to provide rest periods; penalties under California Labor Code Sections 226.7 and 2699, and California Industrial Welfare Commission Wage Order 5-1989, 5-1998, 5-2000, and 5-2001, as amended; waiting time penalties under California Labor Code Section 203; attorneys’ fees, costs and interest under California Labor Code Sections 218.5, 218.6, 1194, California Code of Civil Procedure Sections 1021.5 and 1032, and California Civil Code Sections 3287 and 3289; claims for punitive or exemplary damages; and all other claims for damages, penalties, restitution, attorneys’ fees, costs, expenses and interest relating in any way to rest period violations).  This release does not cover claims after January 31, 2005.

C.                                     Bonus Subclass.

In exchange for the consideration recited in this Agreement, all members of the Bonus Subclass (excluding any who may have opted out), on behalf of themselves and on behalf of all who claim by or through them or in their stead, do hereby and forever release, acquit, discharge and covenant not to sue Vicorp (which is defined to include its past, present and future attorneys, divisions, affiliates, predecessors, successors, owners, shareholders, officers, directors, employees, agents, trustees, representatives, administrators, fiduciaries, assigns, subrogees, executors, partners, parents, subsidiaries, and privies) for any and all actions, causes of action, suits, claims, liens, demands, damages, controversies and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common law, statutory, federal, state or otherwise) whether known or unknown, suspected, anticipated or unanticipated, which the Bonus Subclass has, ever had, or hereafter may claim to have, against Vicorp which were alleged, or which arise out of or relate to the claims, actions or causes of action, or facts, which were alleged, or might have been alleged, by the Bonus Subclass in the O’Neill Action due to alleged reductions in or deductions from bonuses due to store losses or operational expenses beyond their control between October 16, 1999, and January 31, 2005, including without limitation workers’ compensation expenses, workers’ compensation claims, cash shortages, merchandise shortages, tort claims by non-employees, store remodeling, and losses caused by negligence.  Such released claims include without limitation, for the specified time period, all claims for violation of any state or federal statute, regulation, rule or California Industrial Welfare Commission Wage Order concerning reductions in or deductions from bonuses for workers’ compensation expenses and all other losses and expenses beyond the claimant’s control, and all claims for unpaid wages, damages, penalties, and payments of any other amounts due to such reductions or deductions (including but not limited to California Labor Code Sections 201, 202, 204, 226, 1174, 1194, and 3751, California Industrial Welfare Commission Wage Order 5-1989, 5-1998, 5-2000, and 5-2001, as amended, and the Fair Labor Standards Act; unfair business practices under California Business and Professions Code Section 17200, et seq.; penalties under California Labor Code Sections 2699 and California Industrial Welfare Commission Wage Order 5-1989, 5-1998, 5-2000, and 5-2001, as amended; waiting time penalties under California Labor Code Section 203; attorneys’ fees, costs, expenses, and interest under California Labor Code Sections 218.5, 218.6, 1194, California Code of Civil Procedure Sections 1021.5 and 1032, and California Civil Code Sections 3287 and 3289; claims for punitive or exemplary damages; and all other claims for damages, penalties, restitution, attorneys’ fees, costs, expenses and interest relating in any way to reductions in or deductions from bonuses for workers’ compensation expenses and all other losses and expenses beyond the claimant’s control).  This release does not cover claims after January 31, 2005.

D.                                    Misclassification Subclass.

In exchange for the consideration recited in this Agreement, all members of the Misclassification Subclass (excluding any who may have opted out), on behalf of themselves and on behalf of all who claim by or through them or in their stead, do hereby and forever release, acquit, discharge and covenant not to sue Vicorp (which is defined to include its past, present and future attorneys, divisions, affiliates, predecessors, successors, owners, shareholders, officers, directors, employees, agents, trustees, representatives, administrators, fiduciaries, assigns, subrogees, executors, partners, parents, subsidiaries, and privies) for any and all actions, causes of action, suits, claims, liens, demands, damages, controversies and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common law, statutory, federal, state or otherwise) whether known or unknown, suspected, anticipated or unanticipated, which the Misclassification Subclass has, ever had, or hereafter may claim to have, against Vicorp which were alleged, or which arise out of or relate to the claims, actions or causes of action, or facts, which were alleged, or might have been alleged, by the Misclassification Subclass in the Sordelet Action due to alleged misclassification of their job status as exempt when, in fact, they were entitled to overtime, and meal periods and rest periods, that otherwise should have been available to hourly non-exempt employees, between May 10, 2001, and January 31, 2005.  Such released claims include without limitation, for the specified time period, all claims for violation of any state or federal statute, regulation, rule or California Industrial Welfare Commission Wage Order concerning failure to pay overtime, and failure to provide meal periods and rest periods, and all claims for unpaid wages, damages, penalties, and payments of any other amounts due to such failures (including but not limited to California Labor Code Sections 201, 202, 204, 226, 512, 1174, and 1194, California Industrial Welfare Commission Wage Order 5-1989, 5-1998, 5-2000, and 5-2001, as amended, and the Fair Labor Standards Act; unfair business practices under California Business and Professions Code Section 17200, et seq.; penalties under California Labor Code Sections 226.7 and 2699, and California Industrial Welfare Commission Wage Order 5-1989, 5-1998, 5-2000, and 5-2001, as amended; waiting time penalties under California Labor Code Section 203; attorneys’ fees, costs, expenses and interest under California Labor Code Sections 218.5, 218.6, 1194, California Code of Civil Procedure Sections 1021.5 and 1032, and California Civil Code Sections 3287 and 3289; claims for punitive or exemplary damages; and all other claims for damages, penalties, restitution, attorneys’ fees, costs, expenses and interest relating in any way to overtime, meal period, and rest period violations).  This release does not cover claims after January 31, 2005.

E.                                      Waiver of California Civil Code Section 1542.

All members of the Class (excluding any who may have opted out) expressly waive any rights or benefits available to them under the provisions of section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

All members of the Class understand fully the statutory language of Civil Code Section 1542, and with this understanding, nevertheless elect to, and do, assume all risks for claims that have arisen or that may arise in the future, whether known or unknown, from the subject of this release, and specifically waive all rights they may have under California Civil Code Section 1542.  Plaintiffs and the Class fully understand that if the facts relating in any manner to this release and dismissal are found hereafter to be other than or different from the facts now believed to be true, they expressly accept and assume the risk and agree that this Agreement and the release of claims contained herein shall remain effective.

XIV.

ADDITIONAL TERMS AND CONDITIONS

A.                                   Settlement the Result of Arms-Length Bargaining.

The terms of settlement have resulted from arms-length negotiations over more than six weeks, including a Mediation before the Honorable Edward Infante (Magistrate Judge, Retired)

on October 6, 2004, culminating in an agreement in principle on the major points of the settlement on November 19, 2004.

B.                                     Notices.

All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be provided by appropriate method such as personal delivery, telecopy, overnight delivery, or First Class U.S. Mail, depending on the urgency, to:

TO THE CLASS:	TO VICORP RESTAURANTS, INC.:

Thomas A. Kearney, Esq.	Mark Riera, Esq.
Paul Alvarez, Esq.	Sheppard, Mullin, Richter & Hampton LLP
633 W. 5th Street, 28th floor	333 So. Hope St., 48th Floor
Los Angeles, CA 90071-3125	Los Angeles, CA 90071-1448
Telephone: (213) 473-1900	Telephone: (213)617-4214
Facsimile: (213) 473-1919	Facsimile: (213)620-1398

C.                                     No Admission of Liability.

The parties agree that the lawsuit was filed, prosecuted and resolved in good faith following substantial formal and informal discovery, motion practice, and arms-length bargaining, and is in the best interest of Plaintiffs and the Class members.  Nothing herein shall constitute any admission of wrongdoing or liability by Vicorp.  Vicorp agrees that the Settlement Fund and the other terms of the Agreement reflect a good faith settlement of the claims asserted in this lawsuit, and were reached voluntarily after consultation with experienced legal counsel.  The Agreement and the settlement and all acts performed or documents executed pursuant to or in furtherance of the Agreement or the settlement: (1) are not and shall not be deemed to be and may not be used as an admission of, or evidence of any wrongdoing or liability on the part of Vicorp; and (ii) are not and shall not be deemed to be and may not be used as an admission of, or evidence of any fault or omission of Vicorp in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal.  However, the Agreement may be used in such proceedings as may be necessary to conclude the settlement or to enforce the Agreement or the Judgment, and Vicorp may file the Agreement and/or the Judgment in any action that may be brought against it to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.  Vicorp has denied and continues to deny each and all of the alleged claims.  The settlement is a compromise and shall not be construed as an admission of liability at any time or for any purpose, under any circumstances, by the parties to this Agreement.  This Agreement and the settlement shall not be used to suggest an admission of liability in any dispute between the parties that may now exist or that may arise in the future with respect to any person or entity.  Neither this Agreement nor anything included herein, nor any part of the negotiations in connection herewith, shall constitute evidence with respect to any issue or dispute.

D.                                    Modification by Writing Only.

This Agreement, and its terms, and Exhibits, may be modified or amended only in a writing signed by all counsel of record for the parties that will not become effective unless and until approved by the Court, or otherwise ordered by the Court.

E.                                      Representations of Counsel.

1.                                       Plaintiffs and their counsel represent that, to the best of their knowledge, there is no other litigation pending in any other court or in any other jurisdiction raising any of the claims asserted by plaintiffs in the within captioned matter.

2.                                       Plaintiffs have expressly authorized their counsel to take all appropriate action required or permitted to be taken pursuant to the Agreement to effectuate its terms.

3.                                       Each attorney executing the Agreement or any of its Exhibits on behalf of any party hereto hereby warrants that they have full authority to do so.

F.                                      Further Cooperation.

The parties and their respective counsel of record shall proceed diligently to prepare and execute all documents, to seek the necessary Court approvals, and to do all other things reasonably necessary or convenient to conclude the settlement as expeditiously as possible.

G.                                     Construction and Interpretation.

This Agreement and the Exhibits “A” through “D” (the Notice, [Proposed] Order for Preliminary Approval, [Proposed] Final Judgment and Order of Dismissal and Claim Form and Request for Information attached hereto, constitute the entire agreement among the parties hereto and no representations, warranties or inducements have been made to any party concerning the Agreement or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents.  The parties explicitly recognize California Civil Code Section 1625 and California Code of Civil Procedure Section 1856(a), which provide that a written agreement is to be construed according to its terms and may not be varied or contradicted by extrinsic evidence.  This Agreement and all other documents shall be construed each as a whole, and with reference to one another according to their fair meaning and intent, and not strictly for or against any party, regardless of who drafted or who was principally responsible for drafting any document or part thereof.

H.                                    Governing Law.

This Agreement and the Exhibits hereto shall be deemed to have been negotiated, executed and delivered, and to be wholly performed, in the State of California, and the rights and obligations of the parties to the Agreement and to the Exhibits shall be construed and enforced in accordance with, and governed by, the internal, substantive and procedural laws of the State of California without giving effect to that State’s choice of law principles.

I.                                         Counterparts.

The Agreement may be executed in one or more telecopied counterparts which may be filed with the Court.  All executed counterparts and each of them shall be deemed to be one and the same instrument.  A complete set of original executed counterparts shall be filed with the Court, when available.

J.                                        Binding Effect.

This Agreement is binding upon and shall inure to the benefit of the parties to the settlement, and their respective attorneys, and past, present and future subsidiaries, divisions, predecessors, successors, shareholders, officers, directors, employees, agents, trustee, representatives, administrators, fiduciaries, assigns, subrogees, executors, partners, parents, and privies.  Without limiting the foregoing, this Agreement shall be binding upon the spouse or domestic partner, children, heirs, assigns, successors and offspring of all members of the Class.

K.                                    Attorneys’ Fees and Costs and Expenses.

Except as otherwise specifically provided for herein, each party shall bear its own attorneys’ fees, costs and expenses, taxable or otherwise, incurred by them or arising out of this litigation and shall not seek reimbursement thereof from any other party to this Agreement.

L.                                      No Retaliation.

Vicorp shall not take any adverse action against any Class member because of the existence, and participation in the lawsuit, including because any Class member chooses to take the benefit of the settlement, requests to be excluded from the Class, or objects to the settlement.

M.                                 Continuing Jurisdiction.

The Court shall have continuing jurisdiction to construe, interpret and enforce this Agreement and the settlement, to supervise notices sent, the administration and distribution of the settlement and the Settlement Fund, and to hear and adjudicate any dispute or litigation arising from the settlement,

APPROVED AS TO FORM:	Sheppard, Mullin, Richter & Hampton LLP

Kearney Alvarez LLP	By:	/s/ Mark Riera
Thomas A. Kearney, Esq.		Mark Riera
Paul Alvarez, Esq.		Attorneys for Vicorp Restaurants, Inc.

/s/ Thomas A. Kearney
Class Counsel
AGREED AS OF February 28, 2005

Vicorp Restaurants, Inc.
AGREED AS OF February 28, 2005

/s/ Deanna O’Neill	By:	/s/ Debra Koenig
Individually and on behalf of the Class
Deanna O’Neill		Its Chief Executive Officer

/s/ Victoria E. Sordelet
Individually and on behalf of the Class
Victoria E. Sordelet

/s/ Frederick Trunik
Individually and on behalf of the Class
Frederick Trunik